SCHEDULE 14C
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INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ DEFINITIVE INFORMATION STATEMENT

SINOFRESH HEALTHCARE, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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SINOFRESH HEALTHCARE, INC.

516 Paul Morris Drive
Englewood, Florida 34223

INFORMATION STATEMENT

February ____, 2004

INTRODUCTION

     This Information Statement is being furnished to shareholders of SinoFresh HealthCare, Inc. (“SinoFresh” or the “Company”) in connection with the Shareholder Actions taken by the written consent of the holders of in excess of a majority of the voting power of the shareholders of the Company. Accordingly, all necessary corporate approvals required in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing shareholders, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of these Shareholder Actions.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is first being sent to shareholders on or about February      , 2004.

SHAREHOLDER ACTION TAKEN

     As authorized by the necessary approvals of the holders of a majority of our outstanding voting stock (“Consenting Shareholders”), we have approved the removal of Steven K. Bannon and David Otto as directors and officers of the Company.

     The written consent of the Consenting Shareholders removing Messrs. Bannon and Otto as directors and officers (the “Shareholder Action”) was executed on various dates and delivered to the Company February 10, 2004, (“Consent Date”). The status of the other three directors remains unchanged and Charles Fust, Robert DuPont and Stacey Maloney-Fust remain as the directors of the Company. This Information Statement is being provided to all shareholders of record who were entitled to give an authorization or a written consent in regard to the Shareholder Action on January 30, 2004 (the “Record Date”).

     The removal of the two directors will position the Company to add new directors who will allow the Company to meet independence and financial expertise standards which the Company intends to impose.

     Under Florida law, the Shareholder Action described in this Information Statement will not entitle the Company’s shareholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

OUTSTANDING SECURITIES AND VOTING RIGHTS

Outstanding Securities

     As of the Record Date, the Company had issued and outstanding 13,314,323 shares of common stock. All holders of common stock have one vote per share of common stock. As of the Record Date, there were also issued and outstanding 858,170 shares of Company Series A convertible preferred stock (“Series A Preferred Stock”), 1,500,000 shares of Company Series B convertible preferred stock (“Series B Preferred Stock”) and 1,218,711 shares of Company Series C convertible preferred stock (“Series C Preferred Stock”). Unless as otherwise provided by law, all holders of the Company’s issued and outstanding preferred stock vote with holders of common stock as one class on matters presented to the Company’s shareholders for a vote. Holders of Series A Preferred Stock have one vote per share of Series A Preferred Stock they hold. Holders of Series B or Series C Preferred Stock have two votes for every share of Series B or Series C Preferred Stock they hold. The Company’s issued and outstanding shares of common stock, Series A, Series B and Series C Preferred Stock are hereinafter referred to collectively as the “Voting Stock.”

     Therefore, all holders of shares of the Company’s Voting Stock are entitled to receive this Information Statement. The Consenting Shareholders who consented in writing to the Shareholder Action held a majority of the Voting Stock.

Voting Rights and Action by Written Consent

     The Company is incorporated under the laws of the State of Florida. Under Florida law, any action that may be taken at a shareholders’ meeting may be taken by written consent of the requisite number of shareholders required to take such action. The removal of directors require the written consent of the holders of a majority of the Company’s outstanding voting stock. The requisite number of written consents to take the Shareholder Actions were executed on various dates and delivered to the Company by the Consenting Shareholders on February 10, 2004.

Summary of Reasons for the Shareholder Action.

     The Consenting Shareholders concluded that the two removed directors were not sufficiently independent and that their removal would enable the Company to meet independence and financial expertise standards which the Company intends to impose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our shares of Voting Stock as of January 30, 2003 by: (i) each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock; (ii) our Chairman and Chief Executive Officer; (iii) our directors; and (iv) all of our executive officers and directors as a group. For purposes of the beneficial ownership calculations below, the Series A Stock, which is convertible into common stock on a 1-for-1 basis, the Series B Preferred Stock, which is convertible into common stock on a 1-for-2 basis, and Series C Preferred Stock, which is convertible into common stock on a 1-for-2 basis are included on an as converted basis, such that the total issued and outstanding Voting Stock becomes 19,609,915. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial
Owner(1)(2)	No. of shares		Percentage

Charles Fust, Chairman and CEO	8,411,400	(3)	42.78%
Robert DuPont, Vice President and a Director	406,000	(4)	2.06%
Russell Lee, CFO	5,000	(5)	*
William Wilferth, Vice President	37,500	(6)	*
Moty Hermon	1,229,723	(7)	6.27%
David Otto, General Counsel, Secretary and a Director(8)	50,000		*
Steven Bannon, Vice President and a Director(9)	375,000	(10)	2.16%
Stacey Maloney-Fust, Vice President and a Director	8,411,400	(11)	42.78%
All officers and directors as a group (7 persons)	9,284,900	(12)	46.75%

*	Represents less than 1% of all issues and outstanding Voting Stock of the Company.

(1)	Unless otherwise noted, the address of each person or entity listed is c/o SinoFresh Healthcare, Inc. 516 Paul Morres Drive, Englewood, FL 34223.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable, or exercisable within 60 days of January 30, 2003, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Represents 5,356,400 shares of common stock owned by the Charles Fust Florida Limited Partnership for which Mr. Fust is the general partner, 1,500,000 shares of Series B preferred stock held by the Charles Fust Florida Limited Partnership , which is entitled to two votes per share, 5,000 beneficially owned by Mr. Fust’s spouse, Stacey Maloney-Fust, a Vice President and a Director of the Company, and 50,000 shares of common stock issuable to Mr. Fust’s spouse pursuant to options exercisable within the next 60 days.
(4)	Represents 250,000 shares of common stock held directly, 10000 shares of Series A Preferred stock held directly and 146,000 shares of common stock issuable pursuant to options exercisable within the next 60 days.
(5)	Represents 5,000 shares of common stock issuable pursuant to options exercisable within the next 60 days.
(6)	Represents 25,000 shares of common stock and 12,500 shares of Preferred Series C Preferred Stock.
(7)	Represents 1,229,723 shares of common stock Mr. Moty Hermon has a right to acquire pursuant to a put option , which put option is guaranteed by Mr. Charles Fust who has pledged his shares in the same amount.
(8)	Mr. Otto’s address is 900 Fourth Avenue, Suite 3140, Seattle, WA 98164. Mr. Otto’s removal as a director and officer was approved by a holders of a majority of the voting capital stock of the Company by written consent executed and delivered on February 10, 2004.
(9)	Mr. Bannon’s address is 11601 Wilshire Blvd., Suite 2040, Los Angeles, CA 90025. Mr. Bannon’s removal as a director and officer was approved by holders of a majority of the voting capital stock of the Company by written consent executed and delivered on February 10, 2004.
(10)	Includes 50,000 shares of common stock issuable pursuant to options exercisable within the next 60 days.
(11)	Represents 5,000 shares of common stock held directly, 50,000 shares of common stock issuable pursuant to options exercisable within the next 60 days, 5,356,400 shares owned by the Charles Fust Florida Limited Partnership for which Charles Fust, Ms. Maloney-Fust’s spouse, is the general partner, and 1,500,000 shares of Series B preferred stock held by Ms. Maloney-Fust’s spouse, which is entitled to two votes per share.
(12)	Includes 251,000 shares of common stock issuable pursuant to options that are exercisable within the next 60 days.

Change of Control

     On September 8, 2003, SinoFresh Corp., a Florida corporation formerly known as e-Book Network, Inc. (“SinoFresh”), SinoFresh Acquisition Corp., a Florida corporation (“Acquisition Sub”), SinoFresh Healthcare, Inc., a Delaware corporation (“Healthcare”) and the sole director and majority shareholder of SinoFresh entered into a Merger Agreement. In addition, SinoFresh amended its Articles of Incorporation authorizing the issuance of up to 700,000,000 shares of no par value capital stock, consisting of 500,000,000 shares of common stock and 200,000,000 shares of preferred stock. The amended Articles also designated 858,170 shares of the preferred stock as Series A Preferred Stock with each share convertible into one common shares and possessing one vote. In addition, 1,500,000 shares of the preferred stock were designated as Series B Preferred Stock with each share convertible into two common shares and possessing two votes. Another 1,250,000 shares of preferred stock was designated as Series C Preferred Stock with each share convertible into two common shares and possessing two votes.

     Under the Merger Agreement, SinoFresh acquired all of the issued and outstanding capital stock of Healthcare consisting of 21,536,980 shares of Common Stock; 1,716,399 shares of Series A Preferred Stock; 6,000,000 shares of Series B Preferred Stock and 4,874,843 shares of Series C Preferred Stock in exchange for 10,768,490 shares of SinoFresh Common Stock; 858,170 shares of SinoFresh Series A Preferred Stock; 1, 500,000 shares of SinoFresh Series B Preferred Stock and 1,218,711 shares of SinoFresh Series C Preferred Stock. In connection with the Agreement, the sole director and majority shareholder of SinoFresh agreed to tender 19,616,667 shares in SinoFresh common stock back to SinoFresh for cancellation. In addition, Healthcare exchanged options to purchase 3,000,000 common shares and warrants to purchase 900,000 common shares for SinoFresh options to purchase 1,500,000 shares and SinoFresh warrants to purchase 450,000 common shares.

     Subsequent to the merger, Acquisition Sub, which changed its name to SinoFresh Corporation, remains the operating subsidiary of the Company (which changed its name from SinoFresh Corp. to SinoFresh Healthcare, Inc.). As a result of the merger, the former shareholders of Healthcare obtained approximately 81% the Company’s common stock and additional voting control by virtue of the voting rights of the preferred stock, providing a total voting interest of 91%. Since the former officers and directors of Healthcare also obtained management control of the Company, the merger transaction was treated as a recapitalization of Healthcare, with Healthcare as the acquirer for financial accounting purposes. Accordingly, the pre-merger shareholders of SinoFresh were deemed to be issued approximately 2,483,000 common shares.

By Order of the Board of Directors

/s/ Russell Lee

Russell Lee, Chief Financial Officer and Secretary

Dated: February 13, 2004.